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                                                                    EXHIBIT 7


                                   EXHIBIT C


                            STOCKHOLDER RIGHTS PLAN
                             READ-RITE CORPORATION


                               Summary of Rights

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Distribution and         The Board of Directors has declared a dividend of one
Transfer of Rights;      Right for each share of Read-Rite Corporation Common
Rights Certificate:      Stock outstanding.  Prior to the Distribution Date
                         referred to below, the Rights will be evidenced by and trade with the certificates for the Common Stock.
                         After the Distribution Date, Read-Rite Corporation
                         (the "COMPANY") will mail Rights certificates to the Company's stockholders and the Rights will become transferable apart from the Common Stock.

Distribution Date:       Rights will separate from the Common Stock and become
                         exercisable following (a) the tenth day (or such later date as may be determined by the Company's Board of Directors) after a person or group acquires beneficial ownership of 20% or more of the Company's Common Stock or (b) the tenth business day (or such later date as may be determined by the Company's Board of Directors) after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 20% or more of the Company's Common Stock.

Preferred Stock          After the Distribution Date, each Right will entitle
Purchasable Upon         the holder to purchase for $150.00 (the "EXERCISE
Exercise of Rights:      PRICE"), a fraction of a share of the Company's
                         Preferred Stock with economic terms similar to that of one share of the Company's Common Stock.

Flip-In: If an acquiror (an "ACQUIRING PERSON") obtains 20% or more of the Company's Common Stock), then each Right (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of the Company's Common Stock having a then current market value of twice the Exercise Price.

Flip-Over:               If, after an Acquiring Person obtains 20% or more of
                         the Company's Common Stock, (a) the Company merges into another entity, (b) an acquiring entity merges into the Company or (c) the Company sells more than 50% of the Company's assets or earning power, then each Right
                         (other than Rights owned by an Acquiring Person or its affiliates) will entitle the holder thereof to purchase, for the Exercise Price, a number of shares of Common Stock of the

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                         person engaging in the transaction having a then
                         current market value of twice the Exercise Price.

Exchange Provision:      At any time after the date an Acquiring Person obtains
                         20% or more of the Company's Common Stock and prior to the acquisition by any person or group of 50% of the outstanding Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates), in whole or in part, for shares of Common Stock of the Company at an exchange ratio of one share of Common Stock per Right
                         (subject to adjustment).

Redemption of            Rights will be redeemable at the Company's option for
the Rights:              $0.001 per Right at any time on or prior to the tenth
                         day (or such later date as may be determined by the Company's Board of Directors) after public announcement that a Person has acquired beneficial ownership of 20% or more of the Company's Common Stock (the "SHARES
                         ACQUISITION DATE").

Expiration of            The Rights expire on the earliest of (a) March 17,
the Rights:              2007, (b) exchange or redemption of the Rights as
                         described above, or (c) consummation of a merger, consolidation or asset sale resulting in expiration of the Rights as described above.

Amendment of             The terms of the Rights and the Rights Agreement may be
Terms of Rights:         amended in any respect without the consent of the
                         Rights holders on or prior to the Distribution Date;
                         thereafter, the terms of the Rights and the Rights
                         Agreement may be amended without the consent of the Rights holders in order to cure any ambiguities or to make changes which do not adversely affect the interests of Rights holders (other than the Acquiring
                         Person).

Voting Rights:           Rights will not have any voting rights.

Anti-Dilution            Rights will have the benefit of certain customary
Provisions:              anti-dilution provisions.


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Taxes:                   The Rights distribution should not be taxable for
                         federal income tax purposes. However, following an event which renders the Rights exercisable or upon redemption of the Rights, stockholders may recognize taxable income.
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The foregoing is a summary of certain principal terms of the Stockholder Rights
Plan only and is qualified in its entirety by reference to the detailed terms of the Rights Agreement dated as of March 3, 1997, between the Company and the Rights Agent.





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